UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2007 (March 21, 2007)

AVANTAIR, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51115	1635240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4311 General Howard Drive, Clearwater, Florida 33762

(Address of Principal Executive Offices)

Registrant's telephone number, including area code (727) 539-0071

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

On February 22, 2007, the shareholders of Ardent Acquisition Corporation (“Ardent”) voted to approve Ardent’s 2006 Long-Term Incentive Plan (the “Plan”). The Plan was ratified by Ardent’s board of directors on February 23, 2007. A general description of the plan is set forth in the Definitive Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on February 1, 2007 (the “Proxy”). Such description is qualified in its entirety by reference to the full text of the Plan, which is set forth as Exhibit 10.1 hereto. On March 9, Ardent changed its name to Avantair, Inc.

Item 9.01. Financial Statements and Exhibits.

The following financial information is included in this report:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 22, 2007, Ardent acquired all of the outstanding shares of capital stock of Avantair, Inc. (“Avantair”), in accordance with the terms of the Stock Purchase Agreement, dated as of October 2, 2006, as amended on December 15, 2006 (the “Stock Purchase Agreement”), between Ardent and certain stockholders of Avantair, and the Letter Agreement, dated October 2, 2006 (the “Letter Agreement”), between Ardent and other stockholders of Avantair. The Stock Purchase Agreement and the Letter Agreement are referred to collectively as the “Purchase Agreement.”

Under the terms of the Purchase Agreement, Ardent issued 6,684,822 shares of its common stock in consideration of all of the outstanding capital stock of Avantair. In addition to the shares described above, Ardent has agreed that the stockholders of Avantair are eligible to receive contingent deferred payments, as follows:

•  At the end of the fiscal year ending June 30, 2007, Ardent will calculate (based on its annual audited consolidated financial statements for such fiscal year) its net income or loss, plus (i) interest expense, (ii) total taxes paid or payable, and (iii) depreciation and amortization expense, all as determined on a consolidated basis in accordance with GAAP (except, for the purposes of this calculation, any revenues generated by Ardent with respect to sales of aircraft (or interests therein) and the associated costs shall be treated as recognized in the fiscal year of sale and not amortized over a period of several years). If this calculated amount, which is sometimes referred to as Cash EBITDA, is greater than $6,000,000 for the fiscal year ending June 30, 2007, Ardent will issue an aggregate of 954,975 shares of its common stock to Avantair’s stockholders.

•  At the end of the fiscal year ending June 30, 2008, Ardent will calculate (based on its annual audited consolidated financial statements for such fiscal year) Cash EBITDA. If Cash EBITDA is greater than $20,000,000 for the fiscal year ending June 30, 2008, Ardent will issue an aggregate of 4,774,873 shares of its common stock to Avantair’s stockholders.

•  If at any time prior to February 23, 2009, the closing trading price on the Over-the-Counter Bulletin Board (or on a national securities market on which Ardent’s common stock is then quoted for trading) of Ardent’s common stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share, then Ardent will issue an additional aggregate of 4,774,873 shares of its common stock to Avantair’s stockholders.

The following unaudited pro forma condensed combined balance sheet combines the consolidated historical balance sheet of Avantair and the balance sheet of Ardent as of December 31, 2006, giving effect to the acquisition as if it had been consummated on December 31, 2006. The following unaudited pro forma condensed consolidated statement of operations for the twelve month period ended June 30, 2006 combines the consolidated and combined statement of operations of Avantair for its year ended June 30, 2006 with the statement of operations of Ardent for the twelve month period from July 1, 2005 to June 30, 2006, giving effect to the acquisition as if it had occurred on July 1, 2005. The following unaudited pro forma condensed consolidated statement of operations for the six months ended December 31, 2006 combines the historical statements of operations of Avantair and Ardent for the six month period ended December 31, 2006, giving effect to the merger as if it had occurred at July 1, 2005.

We are providing the following information to aid you in your analysis of the financial aspects of the acquisition. We derived the historical financial information of Avantair for the year ended June 30, 2006 from the audited consolidated and combined financial statements of Avantair for the year ended June 30, 2006 included in the Proxy. We derived the historical financial information of Ardent from the December 31, 2005 audited financial statements of Ardent included in Ardent’s Form 10KSB filed with the SEC on April 11, 2006, and Ardent’s December 31, 2006 unaudited financial statements. The unaudited condensed statement of operations information of Ardent for the twelve month period ended June 30, 2006 is derived by adding Ardent’s unaudited condensed statement of operations for the six months ended June 30, 2006 to the audited statement of operations for the year ended December 31, 2005 and subtracting Ardent’s unaudited condensed statement of operations for the six months ended June 30, 2005. We derived the pro forma information for the six months ended December 31, 2006 by subtracting the six month period ended June 30, 2006 from the year ended December 31, 2006 included in Ardent’s unaudited financial statements. We derived the pro forma information for the six month period ended December 31, 2006 from the unaudited financial statements of Avantair for the six months ended December 31, 2006 included elsewhere in this Form 8K statement. This information should be read together with Avantair’s and Ardent’s audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Avantair and Ardent and other financial information included in the Proxy, Ardent’s Form 10KSB and elsewhere in this Form 8-K statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Avantair and Ardent have not had any historical relationships prior to the acquisition. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

The acquisition was accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by Avantair for the net monetary assets of Ardent. The net monetary assets of Ardent were recorded as of the acquisition date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the acquisition.

The determination of Avantair as the accounting acquirer was made based on consideration of all quantitative and qualitative factors of the acquisition, including significant consideration given to the following upon consummation of the acquisition that (i) Avantair’s management has continued in all the officer and senior management positions of the combined company and, accordingly, has day-to-day authority to carry out the business plan after the acquisition; (ii) Avantair’s employees (264 as of December 31, 2006) have continued on with no disruption, while no Ardent employees became employees of the combined company; (iii) the Avantair business plan and operations have continued as the business plan of the combined company with no changes as a result of the acquisition; (iv) of the seven member board of directors of the combined company, four members are independent directors nominated equally by Avantair stockholders and Ardent’s initial stockholders, two directors were designated by Avantair’s stockholders and affiliates as the CEO and CFO of the combined company and one director from the former Ardent officer group; (v) the largest minority stockholder group is comprised of members of Avantair’s management who own approximately 16.2% of the combined company after the completion of the acquisition compared to an Ardent minority stockholder group comprised of its initial stockholders which represents approximately 9.9% ownership of the combined company after the acquisition; and two individual Avantair stockholders have ownership of 6.1% and 4.9%, respectively of the combined company; and (vi) Avantair stockholders own 44.5% of the combined company compared to 55.5% for Ardent stockholders, a differential of approximately 11.0%.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2006

	Avantair, Inc.	Ardent	Acquisition Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$2,496,816	$122,506	38,559,605	(a)	$18,573,337
			(3,244,464	)(b)
			(19,000,000	)(c)
			(361,126	)(d)
Assets held in Trust Fund	—	38,559,605	(38,559,605	)(a)	—
Accounts receivable, net	2,943,198	—			2,943,198
Accounts receivable from vendor	1,006,311	—			1,006,311
Inventory	5,001,686	—			5,001,686
Property held for sale	4,531,014	—			4,531,014
Current portion of notes receivable	1,279,204	—			1,279,204
Prepaid expenses and other current assets	383,402	113,128			496,530

Total current assets	17,641,631	38,795,239			33,831,280
Non-Current Assets:
Aircraft cost related to fractional sales, net	94,991,721	—			94,991,721
Property and equipment, net	4,883,671	—			4,883,671
Deposits	11,520,329	—			11,520,329
Deferred maintenance agreement	3,117,805	—			3,117,805
Notes Receivable	2,353,433	—			2,353,433
Goodwill	1,141,159	—			1,141,159
Other Assets	720,008	264,673			984,681

Total assets	$136,369,757	$39,059,912			$152,824,079

Liabilities and Stockholder’ Equity (Deficit)
Current Liabilities
Accounts payable and other accrued expenses	$11,886,068	$1,401,455	(1,401,455	)(b)	$11,886,068
Borrowings under line of credit from a related party	26,118,444	—	(19,000,000	)(c)	7,118,444
Deferred interest	—	467,287	(467,287	)(d)	—
Tax payable	—	12,587			12,587
Customer deposits	228,916	—			228,916
Current portion of notes payable	13,587,269	300,000	(300,000	)(b)	13,587,269

Total current liabilities	51,820,697	2,181,329			32,833,284

Non-Current Liabilities
Notes payable, net of current portion	6,112,691	—			6,112,691
Deferred revenue related to fractional aircraft share sales	106,113,885	—			106,113,885
Deferred gain on sale and leaseback of asset	1,697,167	—			1,697,167
Deferred maintenance and management fees	5,935,667	—			5,935,667
Other liabilities	363,465	—			363,465

Total non-current Liabilities	120,222,875	—			120,222,875

Total Liabilities	172,043,572	2,181,329			153,056,159

Common stock, subject to possible conversion	—	7,240,778	(6,879,659	)(d)	—

			(361,119	)(d)

Stockholders’ Equity (Deficit):
Common Stock	66,848	840	668	(e)	1,523
			21	(b)
			(6	)(d)
			(66,848	)(f)
Additional paid-in capital	11,026,032	30,010,555	(1,543,009	)(b)	46,533,093
			(21	)(b)
			7,346,946	(d)
			(668	)(e)
			(373,590	)(c)
			66,848	(f)
Accumulated deficit	(44,880,307)	(373,590)	373,590	(e)	(44,880,307)
Treasury Stock	(1,886,388)	—			(1,886,388)

Total stockholder’s equity (deficit)	(35,673,815)	29,637,805			(232,080)

Total liabilities and stockholders equity	$136,369,757	$39,059,912			$152,824,079

See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2006

The pro forma condensed combined balance sheet reflects the acquisition as a recapitalization through the issuance of stock by Avantair in exchange for the net monetary assets of Ardent, assuming that the acquisition had been completed as of December 31, 2006. The historical balance sheets used in the preparation of the pro forma financial statements have been derived from Avantair’s unaudited consolidated financial statements as of December 31, 2006 and Ardent’s audited financial statements as of December 31, 2006.

Pro forma adjustments are necessary to record the accounting upon consummation of the acquisition. No pro forma adjustments were required to conform Avantair’s accounting policies to Ardent’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

Acquisition Adjustments

(a) Reflects the release of Ardent’s restricted cash held in trust and the transfer of the balance to cash and cash equivalents.

(b) Gives effect to the payment of $3,244,464 of estimated costs payable in cash directly attributable to the acquisition. These payments included $1,401,455 of accrued expenses, repayment of a $300,000 note payable and $1,543,009 of other payments directly attributable to the acquisition. Such costs incurred by Ardent will be charged to operations as incurred but are non-recurring in nature and, accordingly, have not been included on the accompanying pro forma condensed combined statement of operations. Costs incurred by Avantair have been deferred and charged to paid-in capital upon consummation of the acquisition.

In addition 210,000 shares of Ardent’s common stock were issued to certain advisors for services related to structuring and negotiating the acquisition. The value of such shares of approximately $1,200,000 was charged to paid-in capital of the combined company upon consummation of the acquisition with a corresponding increase in common stock and paid-in capital.

(c) Reflects the payment of a minimum of $19,000,000 of Avantair borrowings under a line of credit from CNM which are required to be paid by Ardent at the consummation of the acquisition in connection with the Loan Agreement with CNM dated October 2, 2006.

(d) Reflects the reclassification of the conversion value of the Ardent’s common stock subject to conversion (including deferred interest) related to the payment of cash to the dissenting Ardent public stockholders as consideration for the return and cancellation of their shares of common stock (64,550 shares x $5.61 = 361,126)

(e) Reflects the transaction through the elimination of Ardent’s retained earnings and the issuance of 6,684,822 shares of common stock $.0001 par value.

(f) Reflects the adjustment to conform the common stock of Avantair to that of the combined company after the acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2006

	Avantair, Inc.	Avantair Adjustments		As Adjusted Avantair, Inc.	Ardent	Acquisition Adjustments		Combined
Revenues
Fractional aircraft shares sold	$23,756,070			$23,756,070	$—			$23,756,070
Maintenance and management fees	22,824,940			22,824,940	—			22,824,940
Other	1,814,370			1,814,370	—			1,814,370

Total revenue	48,395,380			48,395,380	—			48,395,380

Operating Expenses:
Cost of fractional aircraft shares sold	19,166,722			19,166,722	—			19,166,722
Cost of flight operations	31,782,820			31,782,820	—			31,782,820
General and administrative	13,406,376			13,406,376	406,282	150,000	(h)	13,962,658
Selling expenses	3,672,754			3,672,754	—			3,672,754

Total operating expenses	68,028,672			68,028,672	406,282			68,584,954

Loss from operations	(19,633,292)			(19,633,292)	(406,282)			(20,189,574)

Other Income (Expense):
Interest income	557,508			557,508	18,428			575,936
Interest Income on Trust Account:					1,080,384	(663,480)	(i)	416,904
Interest expense	(2,110,119)	(1,140,000)	(o)	(1,589,519)	—			(1,589,519)
		2,040,600	(p)
		(380,000)	(p)
Other income, net	437,982			437,982	—			437,982

Total other income (expense)	(1,114,629)			(594,029)	1,098,812			(158,697)

Income (loss) before provision from income taxes	(20,747,921)			(20,227,321)	692,530			(20,348,271)
Provision for income taxes					294,579	(297,579)	(j)

Net income (loss)	$(20,747,921)			$(20,227,321)	$397,951			$(20,348,271)

Weighted average number of shares outstanding:
Basic	200			200	8,400,000			15,230,272 (k)
Diluted	200			200	8,400,000			15,230,272 (l)

Net (loss) Income per common share:
Basic and Diluted	$(103,740)			$(101,137)	$0.05			$(1.34)

See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2006

	Avantair, Inc.	Avantair Adjustments		As Adjusted Avantair, Inc.	Ardent	Acquisition Adjustments		Combined
Revenues
Fractional aircraft shares sold	$14,544,106			$14,544,106	$—			$14,544,106
Maintenance and management fees	17,247,335			17,247,335	—			17,247,335
Other	2,886,198			2,886,198	—			2,886,198

Total revenue	34,677,639			34,677,639	—			34,677,639

Operating Expenses:
Cost of fractional aircraft shares sold	11,186,485			11,186,485				11,186,485
Cost of flight operations	20,558,938			20,558,938				20,558,938
General and administrative	7,633,988			7,633,988	1,748,003	75,000	(h)	9,456,991
Compensation expense related to equity transactions	2,542,400			2,542,400	—			2,542,400
Selling expenses	1,858,230			1,858,230	—			1,858,230

Total operating expenses	43,780,041			43,780,041	1,748,003			45,603,044

Loss from operations	(9,102,402)			(9,102,402)	(1,748,003)			(10,925,405)

Other Income (Expense):
Interest income	154,096			154,096	2,361			156,457
Interest Income on Trust Account	—			—	512,156	(314,523)	(i)	197,633
Interest expense	(1,514,333)	(570,000)	(o)	(1,064,033)	—			(1,064,033)
Other income, net	380,953	1,020,300	(p)	380,953	—			380,953
Write-off of aircraft deposit	(300,000)			(300,000)	—			(300,000)

Total other income (expense)	(1,279,284)			(828,984)	514,517			(628,990)

(Loss) before provision from income taxes	(10,381,686)			(9,931,386)	(1,233,486)			(11,554,395)
Credit for income taxes	—			—	(196,978)	196,978	(j)

Net (loss)	$(10,381,686)			$(9,931,386)	$(1,036,508)			$(11,554,395)

Weighted average number of shares outstanding:
Basic	3,269,003			3,269,003	8,400,000			15,230,272 (k)
Diluted	3,269,003			3,269,003	8,400,000			15,230,272 (l)

Net (loss) per common share
Basic and diluted	$(3.18)			$(3.04)	$(0.12)			$(0.76)

See Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED JUNE 30, 2006 AND DECEMBER 31, 2006

The unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2006 combines the audited consolidated statement of operations of Avantair for the year ended June 30, 2006 and the unaudited statement of operations of Ardent for the twelve months ended June 30, 2006 assuming that the acquisition occurred at the beginning of the period presented. We derived the pro forma information of Avantair for the year ended June 30, 2006 from the audited consolidated financial statements of Avantair for the year ended June 30, 2006 included in the Proxy. The unaudited condensed statement of operations information of Ardent for the twelve month period ended June 30, 2006 is derived by adding Ardent’s unaudited condensed statement of operations for the six months ended June 30, 2006 to the audited statement of operations for the year ended December 31, 2005 included in the Proxy and subtracting Ardent’s unaudited condensed statement of operations for the six months ended June 30, 2005.

The unaudited pro forma condensed combined statement of operations for the six month period ended December 31, 2006 combines the unaudited condensed consolidated statement of operations of Avantair for the six months ended December 31, 2006, included elsewhere in this Form 8-K with Ardent’s unaudited results of operations for the six month period ended December 31, 2006 derived by subtracting the six month period ended June 30, 2006 from the year ended December 31, 2006 included in Ardent’s unaudited financial statements, assuming that the acquisition occurred at the beginning of the period presented.

Certain reclassifications have been made to conform Ardent’s and Avantair’s historical amounts. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Ardent and Avantair filed consolidated income tax returns during the periods presented.

Pro forma adjustments are necessary to (i) record certain events related or attributable to the acquisition which have occurred at Avantair prior to closing and (ii) the accounting upon consummation of the acquisition. No pro forma adjustments were required to conform Avantair’s accounting policies to Ardent’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

Avantair Adjustments Related to Acquisition

(o) Reflects additional interest expense related to the loan agreement dated October 2, 2006 between Avantair and CNM, Inc. (“CNM”). The loan agreement provided for a $7,600,000 loan to Avantair from CNM at 15% per annum.

(p) Reflects decrease in interest expense due to repayment of $19,000,000 of debt described in (o) assuming repayment of $7,600,000 of debt incurring interest at 15% per annum and $11,400,000 of debt incurring interest at an average rate incurred by Avantair on the line of credit of approximately 7.9% per annum. In addition reflects the amortization of $380,000 of debt issuance costs to interest expense during the period ended June 30, 2006 due to the repayment of the $7,600,000 borrowed from CNM.

Acquisition Adjustments

(h) Reflects salary and bonus compensation expense in excess of historical amounts for officers of Avantair associated with employment agreements to be entered into with certain officers upon consummation of the acquisition. Such adjustment does not include non-recurring charges for fully vested equity compensation to be granted to an officer upon consummation of the acquisition as such amount will not have an ongoing impact on the combined company.

(i) Reflects a reduction of Ardent’s interest income due to the payment of cash from the Ardent trust account for $19 million of Avantair debt and $3.2 million of estimated acquisition costs. The estimate of reduction in interest income is based on the combined entity having approximately $22,000,000 less in cash and cash equivalents, assuming an average rate of return consistent with that earned by Ardent of approximately 3.0% for the period from July 1, 2005 to June 30, 2006 and 3.3% during the six months ended December 31, 2006.

(j) Reflects the adjustment to the provision for income taxes as a result of net operating losses generated for

Federal and State income tax purposes on a pro forma condensed combined basis. Due to the uncertainty related to the utilization of the net operating losses to offset taxable income in future periods, no adjustment has been made related to the recognition of deferred tax assets.

(k) Reflects 8,400,000 shares of Ardent outstanding before the acquisition plus 6,684,822 shares issued to Avantair stockholders, 210,000 shares to be issued to a financial advisor upon consummation of the acquisition, less 64,550 shares redeemed by Ardent’s public stockholders who exercised their conversion right at the closing.

(l) Reflects 8,400,000 shares of Ardent outstanding before the acquisition plus 6,684,822 shares issued to Avantair stockholders, 210,000 shares to be issued to a financial advisor upon consummation of the acquisition, less 64,550 shares redeemed by Ardent’s public stockholders who exercised their conversion right at the closing, plus the effect of 15,046,000 of Ardent outstanding warrants and options after the acquisition on weighted average shares outstanding. Warrants and options have no impact on diluted pro forma loss because they would be anti-dilutive.

AVANTAIR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenues
Fractional aircraft shares sold	$7,051,298	$4,590,208	$14,544,106	$12,079,700
Maintenance and management fees	9,218,258	4,977,721	17,247,335	10,036,458
Other	1,782,667	154,137	2,886,198	568,818

Total revenue	18,052,223	9,722,066	34,677,639	22,684,976

Operating expenses
Cost of fractional aircraft shares sold	6,336,363	3,887,393	11,186,485	9,717,390
Cost of flight operations	10,706,432	6,136,246	20,558,938	11,497,287
General and administrative expenses	3,268,509	3,439,921	7,633,988	5,927,053
Compensation expense related to equity transactions	2,542,400	—	2,542,400	—
Selling expenses	1,033,873	610,791	1,858,230	1,012,940

Total operating expenses	23,887,577	14,074,351	43,780,041	28,154,670

Loss from operations	(5,835,354)	(4,352,285)	(9,102,402)	(5,469,694)

Other income (expense)
Interest income	74,848	123,433	154,096	270,509
Interest expense	(670,202)	(461,853)	(1,514,333)	(1,115,546)
Other income, net	(172,620)	85,750	380,953	123,832
Write-off of aircraft deposit	—	—	(300,000)	—

Total other income expense	(767,974)	(252,670)	(1,279,284)	(721,205)

Net loss	$(6,603,328)	$(4,604,955)	$(10,381,686)	$(6,190,899)

Loss per common share:
Basic	$.99	$(23,025)	$(3.18)	$(30,955)

Weighted-average common shares outstanding:
Basic	6,648,822	200	3,269,003	200

See accompanying notes.

AVANTAIR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006	June 30, 2006
	(unaudited)	(Note 1)
ASSETS
Current assets
Cash and cash equivalents	$2,496,816	$2,175,734
Accounts receivable, net of allowance for doubtful accounts of $600,000 at December 31, 2006 and June 30, 2006	2,943,198	1,935,501
Accounts receivable from vendor	1,006,311	856,775
Inventory	5,001,686	253,533
Property held for sale	4,531,014	7,870,300
Current portion of notes receivable	1,279,204	1,672,481
Prepaid expenses and other current assets	383,402	80,419

Total current assets	17,641,631	14,844,743

Aircraft costs related to fractional sales	137,925,786	96,202,776
Less amounts charged to cost of sales	42,934,065	31,747,580

	94,991,721	64,455,196

Property and equipment, at cost, net of accumulated depreciation and amortization of $1,898,460 at December 31, 2006 and $1,549,828 at June 30, 2006	4,883,671	4,835,743

Other assets
Deposits	11,520,329	13,431,683
Prepaid maintenance	3,117,805	3,329,500
Notes receivable, net of current portion	2,353,433	2,921,163
Goodwill	1,141,159	1,141,159
Other assets	720,008	195,496

Total other assets	18,852,734	21,019,001

Total assets	$136,369,757	$105,154,683

See accompanying notes.

AVANTAIR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	December 31, 2006	June 30, 2006
	(unaudited)	(Note 1)
Current liabilities
Accounts payable and accrued liabilities	$11,886,068	$11,399,629
Borrowings under line of credit from a related party	26,118,444	22,317,079
Customer deposits	228,916	580,989
Current portion of notes payable	13,587,269	4,400,293

Total current liabilities	51,820,697	38,697,990

Notes payable, net of current portion	6,112,691	6,550,138
Deferred revenue related to fractional aircraft share sales	106,113,885	90,198,115
Deferred gain on sale and leaseback of asset	1,697,167	1,003,946
Deferred maintenance and management fees	5,935,667	3,437,615
Other liabilities	363,465	297,486

Total long-term liabilities	120,222,875	101,487,300

Total liabilities	172,043,572	140,185,290

Commitments and contingencies

Stockholders’ deficit
Common stock, Class A, $0.01 and $10 par value, 10,000,000 and 1,250 shares authorized, 6,684,822 and 100 shares issued and outstanding at December 31, 2006 and June 30, 2006, respectively	66,848	1,000
Common stock, Class B, non-voting, $10 par value, 1,250 shares authorized, 100 shares issued and outstanding issued and outstanding	—	1,000
Additional paid-in capital	11,026,032	—
Accumulated deficit	(44,880,307)	(34,498,621)
Due from stockholder	—	(533,986)
Treasury stock, at cost	(1,886,388)	—

Total stockholders’ deficit	(35,673,815)	(35,030,607)

Total liabilities and stockholders’ deficit	$136,369,757	$105,154,683

See accompanying notes.

AVANTAIR. INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(unaudited)

	Class A Shares	Class A Common Stock	Class B Shares	Class B Common Stock	Additional Paid In Capital	Due From Stockholder	Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
Balance at July 1, 2006	100	$1,000	100	$1,000	$—	$(533,986)	$—	$(34,498,621)	$(35,030,607)
Advances to stockholder	—	—	—	—	—	(118,339)	—	—	(118,339)
Reclass of advances to treasury stock	—	—	—	—	—	652,325	(652,325)	—	—
Redemption of Class A stockholder	(52)	(520)	—	—	—	—	(499,480)	—	(500,000)
Redemption of Class B stockholder	—	—	(100)	(1,000)	—	—	(734,583)	—	(735,583)
Recapitalization to increase authorized and outstanding shares to 10,000,000 and 2,973,312, respectively	2,973,364	29,733	—	—	(29,733)	—	—	—	—
Ratification of previously issued Class A Common Stock from $10 par value to $.01 par value	—	(479)	—	—	479	—	—	—	—
Sale of common stock (less $450,000) at $2.78 per share	3,237,410	32,374	—	—	8,517,626	—	—	—	8,550,000
Issuance of shares to members of management at a fair value of $5.36 per share	474,000	4,740	—	—	2,537,660	—	—	—	2,542,400
Net Loss	—	—	—	—	—	—	—	(10,381,686)	(10,381,686)

Balance at December 31, 2006	6,684,822	$66,848	—	$—	$11,026,032	$—	$(1,886,388)	$(44,880,307)	$(35,673,815)

See accompanying notes.

AVANTAIR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months ended
	December 31, 2006	December 31, 2005
Cash flows from operating activities:
Net loss	$(10,381,686)	$(6,190,899)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	488,380	1,801,765
Cost of stock issued to officers	2,542,400	—
Provision for bad debts	—	200,000
Changes in operating assets and liabilities:
Accounts receivable	(1,007,697)	333,824
Accounts receivable from vendor	(149,536)	24,378
Inventory	(4,748,153)	(3,987,599)
Deposits	1,911,354	2,857,928
Prepaid maintenance	211,695	—
Prepaid expenses and other current assets	(302,983)	(140,384)
Notes and leases payments receivable	961,007	4,276,850
Aircraft costs related to fractional shares	(30,536,525)	(17,256,432)
Other assets	(524,512)	—
Accounts payable and accrued liabilities	486,439	1,165,003
Deferred maintenance and management fees	2,498,052	(931,185)
Customer deposits	(352,073)	(1,241,700)
Other liabilities	65,979	489,834
Deferred gain on sale and leaseback of asset	(167,493)	—
Deferred revenue related to fractional aircraft share sales	15,915,770	20,088,437

Net cash provided by (used in) operating activities	(23,089,582)	1,489,820

Cash flows from investing activities:
Proceeds from sale of property and equipment	4,200,000	—
Capital expenditures	(536,308)	(390,939)

Net cash provided by (used in) investing activities	3,663,692	(390,939)

AVANTAIR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months ended
	December 31, 2006	December 31, 2005
Cash flows from financing activities:
Borrowings under long-term notes payable	10,703,204	—
Borrowings under line of credit	7,581,365	6,688,034
Principal payments on long-term notes payable	(2,453,675)	(4,031,712)
Principal payments on line of credit	(3,780,000)	(5,688,034)
Proceeds from issuance of stock	8,550,000	413,836
Advances to stockholder	(118,339)	—
Cost of treasury shares	(735,583)	(8,568)

Net cash provided by (used in) financing activities	19,746,972	(2,626,444)

Net increase (decrease) in cash and cash equivalents	321,082	(1,527,563)
Cash and cash equivalents, beginning of period	2,175,734	2,009,779

Cash and cash equivalents, end of period	$2,496,816	$482,216

Supplemental disclosure of cash flow information:
Interest paid (net of amounts capitalized)	$1,028,494	$1,269,071

Supplemental disclosure of non-cash financing activities
Shares issued to members of management at fair value of $5.36 per share	$2,542,000	$—

Reclass of Shareholder advances to treasury stock	$533,986	$—

Issuance of note payable for Redemption of Class A shares	$500,000	$—

See accompanying notes.

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – OPERATIONS AND ACCOUNTING POLICIES

Operations

The Company is engaged in the sale and management of fractional ownership of professionally piloted aircraft for personal and business use. The Company operates fixed flight based operations, aircraft maintenance, concierge services to customers from hangars and office locations in Reno, Nevada, Clearwater, Florida, and Caldwell, New Jersey.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure. The Company has suffered recurring losses resulting in an accumulated deficit of $44,880,307 and a working capital deficiency of $34,179,066 as of December 31, 2006. Management intends to continue to finance the operations of the Company through cash flows from operations, future financings, and through the capital received by the acquisition which was completed on February 22, 2007 (see Note 7). However, there can be no assurance that the Company will be able to obtain such financing or internally generate cash flows from operations, which may impact the Company’s ability to continue as a going concern. The accompanying consolidated balance sheets do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the potential inability of the Company to continue as a going concern.

General

The accompanying unaudited interim Condensed Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America and the interim financial statement rules and regulations of the Securities and Exchange Commission. In the opinion of management, these statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Condensed Consolidated Financial Statements. The interim operating results are not necessarily indicative of the results for a full year or any interim period.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. These Condensed Consolidated Financial Statements should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto included in the Company’s Fiscal Year 2006, 2005 and 2004 Audited Consolidated Financial Statements included in the Company’s Proxy filed on February 1, 2007. The June 30, 2006 consolidated balance sheet has been derived from the audited financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated and combined financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies.

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deferred Rent

The aggregate of minimum annual operating lease payments are expensed on a straight-line basis over the term of the related leases. The amount by which straight-line rent differs from actual lease payments is recognized as deferred rent and is included in other liabilities.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

Revenue Recognition

The Company sells fractional shares of aircraft and the related maintenance and management services that accompany aircraft ownership. The aircraft are sold in 1/16th shares or multiples thereof and title of such share is owned by the customer in perpetuity. In addition, the purchase agreement grants the customer the right to the use of the aircraft for a specified number of hours each year the aircraft is in service. When a customer purchases a fractional share, they are also required to enter into a five-year management and maintenance agreement. Under the terms of the management and maintenance agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee.

Fractional Aircraft Shares

The Company does not have vendor specific objective evidence to determine the fair value of each element and as result has adopted the provisions of EITF 00-21 (“Accounting for Revenue Arrangements with Multiple Deliverables”) to account for the sale of fractional shares of aircraft. Accordingly, if the sales of the fractional share cannot be separated from the underlying maintenance agreement, the revenue is recognized ratably over the life of the maintenance agreement. The sales of the fractional shares of the aircraft are recognized as income over the five-year period. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that will impact management’s assessment of the most appropriate period of revenue recognition will include, but no be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Management and Maintenance Agreements

Revenue earned in connection with the management and maintenance agreements is recognized ratably over the term of the agreement or five years. At times a customer will prepay their management and maintenance fee for a period of one year or longer. This is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of EITF 00-21 the Company recognizes the sales of the fractional shares of aircraft as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as cost of aircraft shares sold over the five-year period.

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Advertising Costs

Advertising costs are expensed as incurred and totaled $459,533 and $204,332 for the three months ended December 31, 2006 and 2005, respectively, and $863,559 and $358,948 for the six months ended December 31, 2006 and 2005, respectively.

Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. In accordance with SFAS No. 141, Business Combinations (“SFAS 141”), all business combinations must be accounted for under the purchase method of accounting. SFAS No. 142, Goodwill and Other Intangible Assets, eliminates the amortization of goodwill and certain other intangible assets and requires an evaluation of impairment by applying a fair-value based test. There were no changes in the carrying amount of goodwill at December 31, 2006.

Inventory

Inventory consists of unsold fractional aircraft shares, aircraft parts and aircraft fuel. Inventory is valued at the lower of cost (determined by the first-in, first-out method) or market.

Loss Per Share

Basic loss per common share is presented in conformity with SFAS No. 128, “Earnings Per share.” In accordance with SFAS No. 128, basic loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented. The Company has no dilutive securities outstanding.

Recently Issued Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123, “(R) Share-Based Payments (“SFAS 123R”) requires all share-based payments to employees, including grants of Company stock options to Company employees, to be recognized in the financial statements based on their fair values. Under SFAS 123(R), the Company will have to determine the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost. The Company approved a stock option plan on February 22, 2007 and since its inception, has not issued option or stock awards to employees or consultants.

In June 2006, the FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes (as amended) – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Incomes Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to implement FIN 48 beginning in fiscal year 2007 and will evaluate the impact that adopting FIN 48 will have on its financial position and results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (“SFAS 157”), “Fair Value Measurements”. This statement establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. For the Company, SFAS 157 is effective for the fiscal year beginning July 1, 2008. We are currently evaluating this standard to determine its impact, if any, on our consolidated financial statements.

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. We are currently evaluating the impact of SFAS 159, if any, on our consolidated financial statements.

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – CONCENTRATION OF CREDIT RISK

The Company acquires all of its aircraft from one supplier and is dependent on that supplier for timely delivery of its airplanes. Any disruption in the delivery of these airplanes would cause the Company to incur significant costs without the benefit and the cash flow it receives from its customers.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank deposits, the balances of which, at times, may exceed Federally insured limits. Exposure to credit risk is reduced by placing such deposits in high credit quality financial institutions. At December 31, 2006 the Company had cash and cash equivalents in excess of Federally insured limits of $2,647,411.

NOTE 3 – PROPERTY HELD FOR SALE

During 2006, the Company decided to sell certain of its aircraft. The Company sold one of its aircraft and is pursuing buyers for the sale of two other aircraft. The Company recovered its net book value on the aircraft sold and the pending arrangements, if completed, will also provide the Company with sufficient proceeds to recover the net book value of the two aircraft.

NOTE 4 – RELATED PARTY TRANSACTIONS

In fiscal 2006, the Company rented an aircraft hanger in Reno, Nevada from CNM Hanger, LLC (“CNM”), a former shareholder of the Company. The lease was terminated on October 1, 2006. Rent expense for the three and six months ended December 31, 2006 was $15,000 and $65,000, respectively. Rent expense for the three and six months ended December 31, 2005 was $60,000 and $120,000, respectively.

The Company has a financing arrangement with the majority stockholder of CNM. The borrowings under this arrangement bear interest at 3.75% over the one-month LIBOR rate per annum and are personally guaranteed by CNM. The terms of the arrangement provide that the Company repay the borrowings under the line as fractional interests in aircraft are sold. Borrowings outstanding as of December 31, 2006 were $26,118,444. The weighted average interest rates on these borrowings was 7.125% at December 31, 2006, and 7.9% at June 30, 2006.

During fiscal 2006, CNM, Inc. et. al. and Charles Matthewson filed an action (but did not serve) against the Company and its largest stockholder. The complaint alleged that the parties breached certain credit agreements owed the defendants $25,000,000 as a result of the alleged breach. On November 1, 2006 this litigation was dismissed without prejudice.

Included in cost of flight operations are costs for continuing education of customer-facing personnel including pilots, which have been paid to a company that is owned by the wife of the Company’s former Chairman. The payments made to this entity approximated $28,200 and $-0- during the six months ended December 31, 2006 and 2005, respectively. There were no payments made to this entity during the three months ended December 31, 2006 and 2005. Effective September 30, 2006, this arrangement has been terminated.

Effective September 8, 2006, the Company’s Chairman resigned. In connection therewith it was agreed that the amounts due from him ($644,766) were forgiven in exchange for a significant portion of the stock he owns. The amount had been classified as a reduction to stockholders’ equity until the execution of the Stock Purchase Agreement on October 2, 2006 after which time the amount was reclassified to purchase of treasury stock. On November 16, 2006, the Company entered into an agreement to purchase all of the remaining stock owned by the Company’s former Chairman which consisted of 315,178 shares of common stock for $500,000.

The Company leased an apartment, which is owned by the former Chairman’s wife for use by Company personnel and clients. Rental payments of approximately $-0- and $23,000 were paid to her for the three and six months ended December 31, 2006, respectively. Effective September 8, 2006, the Company terminated the arrangement.

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As a result of the relocation of the major business activities to Clearwater, Florida, the Company pays rent for the Chief Executive Officer’s living quarters in Florida. The amount of these rental payments approximate $6,900 and $13,800 for the three and six months ended December 31, 2006.

The Chief Executive Officer leases an aircraft used principally by the Company. The Company reimburses the Chief Executive Officer for the lease payments. The lease agreement provides for monthly payments of $23,000. Rental expense for the three and six months ended December 31, 2006 was $69,000 and $138,000, respectively.

On September 29, 2006, the Company entered into employment agreements with its Chief Executive Officer and Chief Financial Officer (“CFO”). The individual agreements are for three years and provide for aggregate compensation including bonuses of approximately $2.4 million over the term of the agreements. In addition, upon the close of the acquisition (see Note 7), the CFO will receive warrants for $.01 exercisable for an aggregate of 200,000 shares of Ardent. These warrants will be issued on the same terms as the publicly traded warrants of Ardent, which will give rise to a charge to operations when issued.

In October 2006 the Company issued certain members of management 474,000 shares of Class A Common Stock for $.01 per share resulting in a charge of $2,542,000, for the three months ended December 31, 2006.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

Lease commitments

The Company conducts a major part of its operations from leased facilities, which include airplane hangars and administrative offices. The hangar lease, which is for 15 years expiring in 2021, is classified as an operating lease. All of the leases of store facilities expire over the next 10 years. Most of the operating leases contain an option to renew at the then fair rental value for periods of five to ten years. These options enable the company to retain use of facilities in desirable operating areas.

In addition, the Company leases transportation equipment and data processing equipment under operating leases expiring during the next three years.

Total rent expense for the three and six months ended December 31, 2006 was $396,789 and $907,347, respectively. Rent expense for the three and six months ended December 31, 2005 was $208,705 and $414,806, respectively.

Future minimum lease payments on these leases are:

Year Ending December 31,
2007	$4,196,891
2008	4,358,135
2009	4,380,760
2010	4,543,811
2011	3,355,022
Thereafter	18,183,155

$39,017,774

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

With respect to the Company operating leases at Clearwater, Florida (which covers hangar space), the lease provides for rent allocation credits for the first three years. These credits have been included in rental expense ratably over the term of the lease.

Purchase Commitment

As of December 31, 2006, the Company has agreed to purchase 53 additional Avanti II P-180 aircraft from Piaggio America. The total commitment is $286,200,000 to be delivered through 2010.

On September 29, 2006 the Company entered into a contract with another manufacturer to acquire 20 aircraft for approximately $56,000,000. This agreement replaced the previous contract which provided for the delivery of 104 aircraft in an amount of approximately $570,000,000. The Company paid $1,300,000 in deposits in connection with this commitment. The manufacturer permitted the Company to transfer $1,000,000 of the deposits to the contract entered into on September 29, 2006. The Company forfeited the remaining $300,000 of deposits which was charged to other expense in the six months ended December 31, 2006.

Purchase commitments at December 31, 2006 are as follow:

	Number of Aircraft	Amount
Commitment, July 1, 2006	164	$894,000,000
Reduction in commitment due to contract renegotiation	(84)	(514,000,000)
Aircraft delivered during the period	(7)	(37,800,000)

Commitment, December 31, 2006	73	$342,200,000

NOTE 6 – SALE AND LEASEBACK TRANSACTION

Avantair entered into a sale and leaseback agreement, dated August 11, 2006 with JMMS, LLC. Under the sale and leaseback agreement Avantair sold 100% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement was used to pay down the line of credit with CNM, Inc. Avantair has accounted for the sale and leaseback transaction in accordance with SFAS No. 98, Accounting for Leases. The gain related to this transaction has been deferred and will be recognized as income ratably over the lease term.

In connection with this sale and leaseback agreement, the purchaser has recently raised questions regarding the final terms of the transaction. Specifically, the purchaser claims to be party to an amendment to this agreement which guarantees the purchaser a minimum residual value in the purchased aircraft. Avantair does not believe that this amendment is valid and binding on the Company. If the Company does not prevail in connection with this matter, the transaction would be accounted for as a financing lease.

NOTE 7 – BRIDGE LOAN AND SALES OF STOCK

On October 2, 2006 the Company and CNM and its principal stockholders entered into a revolving credit agreement (the “agreement”) that provides for the Company to borrow $7,600,000 from CNM. This borrowing was conditional on the execution of a definitive stock purchase agreement with a public company which transaction was completed on February 22, 2007. The parties also agreed that upon the completion of the stock purchase agreement and approval of the proposed acquisition by the public company shareholders, the Company would repay a minimum of $19,000,000 of the borrowings under the revolving credit agreement. In addition, upon the execution of the stock purchase agreement, the outstanding balance as of February 23, 2007 and February 27, 2007, which may

AVANTAIR, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

be no more than $10,000,000, will be converted into a term loan payable quarterly over three years and bearing interest at 10% per annum. The borrowings under the arrangement will be collateralized by a first priority lien and security interest in all of the Company’s assets.

The agreement also provides that as long as the Company enters into a definitive stock purchase agreement, repays $19,000,000 of the borrowings under the agreement, makes a deposit of $2,180,474 to an aircraft manufacturer for two aircraft and executes a security interest in all of the Company’s assets, CNM will enter into a tolling agreement, if such agreement is satisfactory to CNM in its sole discretion. The tolling agreement calls for CNM to dismiss the litigation discussed in Note 4 against Avantair and other defendants without prejudice and forebear from commencing a new litigation for at least one year provided that Ardent does not terminate its agreement to acquire Avantair. The parties entered into the tolling agreement in expectation that any purported debt owed to plaintiffs will be extinguished prior to the occurrence of either of these events, thus eliminating the prospect of litigation. On October 23, 2006, the tolling agreement was executed. In addition, the litigation was dismissed on November 1, 2006 without prejudice.

Under the agreement, the Company also has agreed to provide the principal stockholder of CNM 100 hours use of its aircraft over the three-year period. The fair value of aircraft usage of approximately $200,000 was accrued and will be amortized to interest expense over the life of the remaining debt under a method that will produce a constant periodic rate of return. In the six months ended December 31, 2006, CNM used approximately 5 hours at an internal cost of $6,500.

On October 2, 2006, the Company signed a definitive stock purchase agreement with a Special Purpose Acquisition Company (“SPAC” or “Ardent”). A SPAC is an entity that was formed for the sole purpose of effecting a merger with or acquisition of an unidentified operating company. The agreement, as amended on December 15, 2006, provides (upon the approval of its shareholders) for Ardent to issue 6,684,822, shares of common stock to the stockholders of the Company in exchange for all of the issued and outstanding shares of the Company. The agreement also provides for Ardent to issue to the existing shareholders of the Company an additional 954,975 shares in fiscal 2007 and 5,000,000 shares in fiscal 2008 if certain financial milestones are achieved. In addition, there will be 4,774,873 shares issued to the existing stockholders of the Company if the future trading price of the stock meets certain criteria prior to February 23, 2009. Upon the closing of the transaction, 1,601,593 of shares of Ardent’s common stock included within the purchase price will be transferred to an escrow agent to secure the indemnification obligations of the Company’s stockholders under the stock purchase agreement. The stockholders and management of Avantair will own a substantial portion of the equity of the combined company. The Board of Directors will be comprised of three individuals designated by Ardent’s initial stockholders and four individuals designated by Avantair’s stockholders, one of which individuals will be subject to the approval of Ardent’s initial stockholders. In addition, Avantair’s management will be responsible for carrying out its current business plan. Based on these factors, this transaction will be accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by Avantair for the net monetary assets of Ardent. This transaction was approved by the shareholders of Ardent on February 22, 2007.

On October 2, 2006, the Company ratified a change to its common stock, Class A, $10 par value to $.01 par value and increased the authorized shares from 1,250 shares to 10,000,000 shares. The Company entered into an agreement to sell 3,237,410 shares of its class A common stock at $2.78 per share, of which 539,568 were sold to existing stockholders including members of management. In addition, the Company acquired all of the outstanding Common stock, Class B shares for $735,583.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Avantair for the three and six months ended December 31, 2006 and 2005. This discussion should be read in conjunction with Avantair’s consolidated financial statements, included in the Proxy 8K, and the notes thereto.

Overview

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. Currently, Avantair operates 32 aircraft with 73 additional aircraft on order and one additional aircraft which has been delivered to Avantair but has not received FAA clearance to commence operations. Avantair expects to have approximately 36 aircraft in its fleet by June 30, 2007 presuming that the current delivery schedule is met by the manufacturer. Avantair operates fixed flight based operations, aircraft maintenance, concierge and other services to customers from hangars and office locations in Clearwater, Florida and Camarillo, California. Avantair is in discussions to open an additional facility in Caldwell, New Jersey. Avantair, Inc. was incorporated July 11, 2003 in the State of Nevada.

Avantair has one wholly owned subsidiary, Skyline Aviation, Inc. Skyline is a Delaware corporation established on September 14, 1999. On July 11, 2003, Avantair acquired the assets and assumed the liabilities of Skyline. Skyline was engaged in the sale and management of fractional ownership of professionally piloted aircraft for personal and business use. The results of Skyline’s operations have been included in the consolidated financial statements since that date. Avantair’s management believes that the operating results of Skyline for the period from July 1 through July 10, 2003 were not material. The proforma operating results had the Skyline acquisition been completed at the beginning of the period (July 1, 2003) would not be materially different from the results as reported in the consolidated financial statements included elsewhere in this document and as result proforma information is not deemed necessary. The Skyline acquisition was accounted for under the purchase method of accounting pursuant of SFAS 141 which states that “an acquiring entity shall allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at date of acquisition.” Avantair acquired the assets and assumed the liabilities of Skyline through the issuance of Avantair’s Class A and Class B common stock.

Avantair recorded goodwill of $1,141,159 representing the cost in excess of the fair value of net assets acquired of Skyline after giving effect for accounting under the provisions of Emerging Issues Task Force (“EITF”) 00-21, “Accounting for Revenue Arrangements with Multiple Deliverable.” Under SFAS 142, goodwill is not amortized for financial reporting purposes but is reviewed annually for impairment. Goodwill will be amortized by Avantair for tax reporting purposes over 15 years.

The results of operations for the fiscal years ended June 30, 2006, 2005 and 2004 were consolidated. All inter-company transactions have been eliminated in consolidation.

Avantair has experienced losses since its inception and as of December 31, 2006 and June 30, 2006 had an accumulated deficit of approximately $44.9 million and $34.5 million respectively. Avantair generates revenues through the sales of fractional shares of aircraft and providing operations, maintenance and management services related to these aircraft. Avantair presently sources all of its aircraft from a single manufacturer. As of December 31, 2006, Avantair had contractual commitments to purchase these aircraft at wholesale pricing for an aggregate of approximately $286.2 million to this manufacturer through 2010 for the delivery of 53 additional aircraft. For these aircraft, Avantair has provided initial deposits aggregating approximately $9.2 million, and makes progress payments of an additional $0.3 million per aircraft when delivered in the United States. Prior to delivery of these aircraft, Avantair markets and sells fractional interests, separated into ownership shares as low as 1/16th interest, at retail prices to individuals and businesses. Avantair has placed an order with another manufacturer for 20 very light jets, for $56 million, with delivery scheduled beginning in 2009. In addition, Avantair generates revenue through maintenance and management agreements with fractional owners under which Avantair provides pilots, maintenance, fuel and hangar space for the aircraft. In addition to the cost of acquiring aircraft, Avantair’s primary expenses have been related to aircraft repositioning (i.e., moving an aircraft to another location to accommodate customer needs, pilot training and demonstration flights for sales purposes), maintenance and staffing, charters and insurance. Further, Avantair incurred increased costs of flight operations and general and administrative expenses in anticipation of increased aircraft deliveries and usage in the fiscal year ended June 30, 2006. However, these aircraft deliveries were delayed pending regulatory approvals of updated avionics. Subsequent to this period, regulatory approval was obtained and Avantair began accepting deliveries of these aircraft in September 2006. Avantair’s management anticipates that the opening of its fixed base operations business in Camarillo, California, and potentially other FBOs, will generate an additional source of revenue in future fiscal years.

Avantair’s primary sources of liquidity have been cash provided by operations and cash provided from its debt facility with CNM, Inc. However, no funds remain available to Avantair under this debt facility. Principal uses of cash are capital expenditures, principally the purchase of core aircraft and leasehold improvements. At June 30, 2006 Avantair had a working capital deficit of approximately $23.9 million. On October 2, 2006 Avantair sold approximately 3.2 million shares of its Class A common stock and raised approximately $9.0 million. In addition, it borrowed $7.6 million to finance its business in the near term. For the six months ended December 31, 2006, net cash used in operating activities totaled $23.4 million compared to net cash provided by operating activities of $1.5 million for the six months ended December 31, 2005. The cash used in operating activities during the six months ended December 31, 2006 resulted primarily from a $7.6 million net loss from operations (after non-cash charges) for the six months ended December 31, 2006, compared to a net loss from operations (after non-cash charges) of $4.2 million for the six months ended December 31, 2005. This loss from operations was also attributable to an increase of $15.9 million in deferred revenue related to fractional aircraft sales (net of the aircraft costs related to fractional shares). This deferred revenue amount represents cash received for fractional shares sold on planes not yet delivered to Avantair.

Critical Accounting Policies

Avantair’s discussion and analysis of its financial condition and results of operations for the purposes of this document are based upon its combined and consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.

Avantair’s significant accounting policies are presented in Note 2 to its audited consolidated financial statements, and the following summaries should be read in conjunction with the financial statements and the related notes included in the proxy statement filed on February 1, 2007. While all accounting policies affect the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of the financial statements and results of operations and that require Avantair’s management’s most subjective or complex judgments and estimates. Avantair’s management believes the policies that fall within this category are the policies related to revenue recognition, aircraft costs related to fractional sales, use of estimates, capital assets, impairment of long-lived assets, income taxes and loss per share.

Revenue recognition. Avantair sells fractional shares of aircraft and the related maintenance and management services that accompany aircraft ownership. The aircraft are sold in 1/16th shares or multiples thereof. The purchase agreement grants the customer ownership and the right to the use of the aircraft for a specified number of hours each year the aircraft is in service. When a customer purchases a fractional share, the customer is also required to enter into a five-year management and maintenance agreement. Under the terms of the management and maintenance agreement, Avantair agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee plus a fuel surcharge.

Fractional Aircraft Shares. Avantair does not have vendor specific objective evidence to determine the fair value of each element and as a result has adopted the provisions of EITF 00-21 (“Accounting for Revenue Arrangements with Multiple Deliverables”) to account for the sale of fractional shares of aircraft. Accordingly, if the sale of the fractional share cannot be separated from the underlying maintenance agreement, the revenue must be recognized ratably over the life of the maintenance agreement. The sales of the fractional shares of the aircraft are recognized as income over the five-year period. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that will impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Management and Maintenance Agreement. Revenue earned in connection with the management and maintenance agreement is recognized ratably over the term of the agreement or five years. At times a customer will prepay their management and maintenance fee for a period of one year or longer. This is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Aircraft Costs Related To Fractional Sales. As a result of the adoption of EITF 00-21, aircraft costs related to the sale of fractional shares are recorded as an asset which is then charged to cost of sales over a five year period commencing on the date the plane is delivered and paid for. For example, if an aircraft costs $5.5 million, this amount is recorded as an asset and recognized as cost of aircraft shares sold over a five-year period.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. Avantair is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in Avantair’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of Avantair’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as Avantair’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated and combined financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies. Avantair’s management believes that the assumptions made to these estimates are appropriate and reasonable. However, changes in circumstances and conditions affecting these assumptions could have a material effect on Avantair’s results of operations.

Property and Equipment. Property and equipment are recorded at cost and consist principally of aircraft purchased which are not fractionalized and which provide additional capacity to Avantair to meet customer demand. Depreciation and amortization is computed using the straight-line method over the following useful lives:

Aircraft	7 years
Office equipment	5-7 years
Flight management software/hardware	5 years
Vehicles	5 years
Improvements	Lesser of estimated useful life or the term of the lease

Avantair reviews the estimates of its capital assets’ useful lives annually. Any changes to these methods of depreciation could have a material effect on Avantair’s results of operations.

Impairment of Long-Lived Assets. Avantair accounts for the impairment of long-lived assets under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets’ carrying value. In accordance with SFAS No. 144, long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, Avantair recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell. Avantair’s management believes that the assumptions made to evaluate the long-lived assets for impairment are appropriate and reasonable. However, changes in circumstances and conditions affecting these assumptions could result in impairment charges in future periods that may be material.

Income taxes. Avantair accounts for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized. Avantair’s management believes that the assumptions made to calculate this allowance are appropriate and reasonable. However, changes in circumstances and conditions affecting these calculations could result in charges in future periods that may be material.

Loss Per Share. Basic loss per common share is presented in conformity with SFAS No. 128, “Earnings Per Share.” In accordance with SFAS No. 128, basic loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented. Avantair has no dilutive securities outstanding.

Recently Issued Pronouncements

Stock-Based Compensation. In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123, “(Revised 2004): Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of Avantair stock options to Avantair employees, to be recognized in the financial statements based on their fair values. Under SFAS 123R, Avantair will have to determine the appropriate fair value model to be used for valuing share-based payments and the amortization method for compensation cost. Avantair has not adopted a stock option or award plan and since its inception has not issued option or stock awards to employees or consultants. Avantair’s management does not expect that the adoption of this standard will have a material impact on its consolidated financial statements.

Income Taxes. In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (as amended) – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Avantair expects to implement FIN 48 beginning in fiscal year 2007 and will evaluate the impact that adopting FIN 48 will have on its financial position and results of operations.

No other pronouncements have been recently issued that Avantair believes will have a material impact on Avantair’s financial position and results of operations.

Results of Operations

Three months ended December 31, 2006 compared to three months ended December 31, 2005.

Revenues for the three months ended December 31, 2006 were $18.1 million, an increase of 87% from $9.7 million for the three months ended December 31, 2005. This increase was the result of an increase of 84% in maintenance and management fees to $9.2 million for the three months ended December 31, 2006 from $5.0 million for the three months ended December 31, 2005, an increase of 54% in revenue generated from the sale of fractional aircraft shares to $7.1 million from $4.6 million and an increase of 1,057% in revenue generated from other areas to $1.8 million from $0.2 million. Revenue from management fees increased primarily due to a 45% increase in the number of fractional shares to 408.5 at December 31, 2006 from 274.5 at December 31, 2005 and a 12.7% increase in the annual maintenance and management fee from $7,900 to $8,900 per fractional aircraft share. Revenue from the sale of fractional aircraft shares increased due to a 4% increase in the price of a fractional aircraft share, an increase in the number of fractional shares sold to 408.5 through the three months ended December 31, 2006 from 274.5 fractional shares sold through the three months ended December 31, 2005. Revenue from other areas increased (i) due to an increase in demonstration sales of $0.6 million or 44% due to a 20% increase in the cost charged for such demonstration flights and an increase in the number of demonstration flights; (ii) due to an increase in charter card revenue increased $0.7 million since charter cards were not sold during the three months ended December 31, 2005 and (iii) due to an increase in remarketing fees of $0.2 million pursuant to the resale of fractional aircraft shares.

Operating expenses for the three months ended December 31, 2006 were 70% higher than the three months ended December 31, 2005, with total expenses of $23.9 million compared to $14.1 million. The cost of flight operations increased 75% to $10.7 million for the three months ended December 31, 2006, from $6.1 million for the three months ended December 31, 2005, due to:

•	an increase of $0.3 million in maintenance expenses which resulted from the increase in fleet size and usage;

•	an increase of $1.4 million in pilot salary expense and related pilot expenses, including hotel expenses, pilot airfare, living expenses, vacation expense, and pilot training expenses due to hiring an additional 42 pilots;

•	an increase of $0.9 million in net charter expense;

•	an increase of $1.6 million in fuel expense due to an increased price of fuel and the increase in fleet size and usage;

•	an increase of $0.2 million in insurance expense due to an increase in fleet size; and

•	an increase of $0.2 million in engine insurance expense.

Cost of fractional aircraft shares sold increased $2.4 million to $6.3 million for the three months ended December 31, 2006 from $3.9 million for the three months ended December 31, 2005, due to a 45% increase in the number of fractional shares sold to 408.5 fractional shares sold though the three months ended December 31, 2006 from 274.5 fractional shares sold through the three months ended December 31, 2005. In addition, there was a $2.6 million non recurring compensation charge representing the value of 474,000 shares of common stock sold to certain executives for prior services for $.01 per share for the three months ended December 31, 2006.

Selling expenses increased to $1.0 million for the three months ended December 31, 2006 from $0.6 million for the three months ended December 31, 2005 primarily due to an increase of $0.16 million in commissions paid to sales employees.

Loss from operations was $5.8 million for the three months ended December 31, 2006, a decrease of 32% from $4.4 million for the three months ended December 31, 2005 for the reasons set forth above.

Total other income and expense was $(0.8) million for the three months ended December 31, 2006 compared to $(0.3) million for the three months ended December 31, 2005, primarily due to a 40% increase in interest expense to $0.7 million for the three months ended December 31, 2006 from $0.5 million for the three months ended December 31, 2005 and a decrease of 300% in other income to ($0.17) million from $0.09 million. Interest expense increased $0.2 million due to an increase in the interest rate on Avantair’s line of credit and an increase in the balance outstanding on the Avantair’s line of credit.

Net loss increased to $(6.6) million for the three months ended December 31, 2006 compared to $(4.6) million for the three months ended December 31, 2005. The primary reason for the increase in the net loss is the increase in the total other expense discussed above.

Six months ended December 31, 2006 compared to the six months ended December 31, 2005.

Revenues for the six months ended December 31, 2006 were $34.7 million, an increase of 53% from $22.7 million for the six months ended December 31, 2005. This increase was the result of a 20% increase in the revenue generated from the sale of fractional aircraft shares to $14.5 million for the six months ended December 31, 2006 from $12.1 million for the six months ended December 31, 2005, an increase of 72% in maintenance and management fees to $17.2 million for the six months ended December 31, 2006 from $10.0 million for the six months ended December 31, 2005 and an increase of 383% in other revenue areas to $2.9 million for the six months ended December 31, 2006 from $0.6 million for the six months ended December 31, 2005. Revenue from the sale of fractional aircraft shares increased due to a 45% increase in the number of fractional shares sold to 408.5 through the six months ended December 31, 2006 from 274.5 fractional shares sold through the six months ended December 31, 2006. The increase in revenue from maintenance and management fees increased due to several primary factors:

•	an increase of 45% in the number of fractional aircraft shares sold through the six months ended December 31, 2006 from the six months ended December 31, 2005; and

•	a price increase in the annual maintenance and management fees from $7,900 to $8,400.

Other Revenue increased $2.3 million (i) due to an increase in demonstration sales of $0.9 million or 216% due to a 20% increase in the cost charged for such demonstration flights and an increase in the number of demonstration flights; (ii) due to an increase in charter card revenue of $1.1 million since charter cards were not sold during the six months ended December 31, 2005, (iii) due to an increase in remarketing fees of $0.2 million and (iv) due to an increase in rent revenue of $0.1 million.

Operating expenses for the six months ended December 31, 2006 were 56% higher than during the six months ended December 31, 2005, with total expenses of $43.8 million compared to $28.2 million. The cost of fractional aircraft shares sold increased to $11.2 million for the six months ended December 31, 2006 from $9.7 million for the six months ended December 31, 2005, due to an increase of 45% in the number of fractional shares sold to 408.5 fractional shares sold through the six months ended December 31, 2006 from 274.5 fractional shares sold through the six months ended December 31, 2005. The cost of flight operations increased 79% to $20.6 million for the six months ended December 31, 2006 from $11.5 million for the six months ended December 31, 2005, due to:

•	an increase of $1.3 million in maintenance expenses, comprised primarily of an increase of $0.6 million in parts expense and $0.7 million in maintenance insurance coverage;

•	an increase of $2.2 million in fuel prices and flight fees (which includes landing fees, airport fees and ground transportation fees) borne by Avantair for repositioning flights, demonstration flights and pilot training flights;

•	an increase of $2.7 million in pilot expenses due to hiring an additional 42 pilots, including salaries and related pilot expenses, including hotel expenses, pilot airfare and living expenses;

•	an increase of $1.8 million in chartering expenses;

•	an increase of $0.4 million in engine insurance expense due to increased fleet size and usage;

•	an increase of $0.3 million in insurance aircraft coverage due to the increased fleet size; and

•	an increase of $0.5 million in aircraft leasing expenses.

Cost of flight operations (including maintenance expenses, costs related to repositioning, pilot-related costs and charter expenses) was negatively impacted in all areas by a delay at the FAA in approving a newly designed avionics package in the Piaggio Avanti II. This delay caused 6 planes scheduled for delivery during the last 6 months of fiscal year ended June 30, 2006 to not be delivered, in part, until September 2006, which resulted in greater than anticipated use of Avantair’s existing fleet. This resulted in increased maintenance expenses due to accelerated mileage-based maintenance events and periodic refurbishment, and increased pilot-related costs due to the need to transport pilots to and from various locations in order for the aircraft to operate. Compensation expense increased due to 474,000 shares of common stock issued to certain officers of Avantair for prior services rendered at a cost of $0.01 per share.

General and administrative expenses increased 29% to $7.6 million for the six months ended December 31, 2006 from $5.9 million for the six months ended December 31, 2005, due to:

•	an increase of $0.5 million in increase expenses related to fixed based operations;

•	an increase of $0.6 million in legal and accounting expenses;

•	an increase of $0.2 million in rent expense caused by the relocation of Avantair’s headquarters from New Jersey to Florida; and

•	an increase of $0.1 million in pilot training expenses.

Selling expenses increased to $1.9 million for the six months ended December 31, 2006 from $1.0 million for the six months ended December 31, 2005 due to an increase of $0.5 million in advertising expenses, aircraft shows and promotions and an increase of $0.2 million in commissions paid to sales employees.

Loss from operations was $6.6 million for the six months ended December 31, 2006, an increase of 20% from $5.5 million for the six months ended December 31, 2005 for the reasons set forth above.

Total other income and expense was $(3.8) million for the six months ended December 31, 2006 compared to $(0.7) million for the six months ended December 31, 2005, primarily due to an increase in compensation expense of $2.5 million, a 36% increase in interest expense to $1.5 million for the six months ended December 31, 2006 from $1.1 million for the six months ended December 31, 2005. Interest expense increased $0.4 million due to an increase in the interest rate on Avantair’s line of credit and an increase in the balance outstanding on the Avantair’s line of credit.

Net loss increased to $(10.4) million for the six months ended December 31, 2006 compared to $(6.2) million for the six months ended December 31, 2005. The primary reason for the increase in the net loss is the loss from operations and the increase in total other expense discussed above.

Liquidity And Capital Resources

Avantair’s primary sources of liquidity have been cash provided by operations and cash provided from its debt facility with CNM, Inc. The balance currently outstanding under the debt facility and the total amount of the debt facility is $(7.1) million. No funds remain available under the debt facility since CNM, Inc. has advised Avantair that it will not authorize additional loans to Avantair under this debt facility. Principal uses of cash are costs of operations and capital expenditures, principally deposits on fractional aircraft, the purchase of core aircraft and leasehold improvements. Cash generated by the business has not been sufficient to provide working capital to meet Avantair’s present requirements.

At December 31, 2006 and June 30, 2006 Avantair had a working capital deficit of $34.2 and $23.9 million, respectively, and an accumulated deficit of $44.9 million and $34.5 million, respectively. These conditions, among other matters, raised substantial doubt about Avantair’s ability to continue as a going concern. On October 2, 2006, Avantair sold approximately 3.2 million shares of its Class A common stock and raised approximately $9.0 million. In addition, it borrowed $7.6 million from CNM, Inc. to finance its business in the near term. Avantair has continued to sustain operating losses in the period subsequent to December 31, 2006. Upon the closing of the acquisition of Ardent on February 22, 2007, Avantair gained access to Ardent’s capital resources. As of February 22, 2007, Ardent’s trust fund contained approximately $38.8 million, including interest. Following the closing, these amounts have been used as follows:

•	approximately $19.0 million of the funds deposited in the trust account will paid to CNM, Inc. to satisfy Avantair’s obligations under its Loan Agreement, dated October 2, 2006, and Revolving Credit Agreement, dated May 31, 2005, with CNM, Inc. which amount Ardent has agreed to pay on the condition that the acquisition is consummated;

•	Approximately $0.4 million to the Ardent stockholders who elected to exercise their conversion rights and receive their pro rata portion of the funds deposited in the trust account; and

•	the remaining funds in the trust account after the distributions listed above will be released to Ardent and Avantair to be used to fund transaction expenses, for future aircraft deposits, potential acquisitions and for working capital purposes.

With its borrowings, recent equity financing and anticipated access to Ardent’s capital, Avantair anticipates that its existing resources combined with revenues will enable it to maintain its current and planned operations for the next twelve months. However, changes in its plans or other events affecting its operating expenses, such as acquisition opportunities, may cause Avantair to expend its existing resources sooner than expected.

Avantair’s primary growth strategy is to increase the number of available aircraft and fractional share owners. Avantair presently sources all of its aircraft from a single manufacturer and has contractual commitments to purchase these aircraft at wholesale pricing for an aggregate of approximately $286.2 million to this manufacturer through 2010 for the delivery of 53 additional aircraft. In addition, it has also entered into an agreement with another manufacturer to buy 20 additional aircraft for a total purchase price of $56.0 million. Other than the fixed price of each aircraft, those costs related to such growth will be variable, and the primary variable expenses will be increased pilot salary and expense, maintenance expense and fuel expense. All of such expenses are expected to be covered by the sale of fractional shares and management fees. The cost of these aircraft is expected to be funded by pre-selling the fractional shares of each plane prior to such plane’s delivery or by Avantair raising additional capital. While Avantair intends to pursue potential acquisition opportunities it has not entered into any material commitment to consummate any acquisition and it would be premature to estimate any potential costs related to any such acquisition.

Avantair may seek additional funding through equity or debt financing transactions or strategic relationships. However, the uncertainty as to its future profitability may make it difficult for Avantair to secure additional financing on acceptable terms, if it is able to secure additional financing at all. Insufficient funds may require Avantair to delay, scale back or eliminate some or all of its activities. Avantair’s auditors have qualified their report on its financial statements citing that certain conditions raise substantial doubt about Avantair’s ability to continue as a going concern.

Six months ended December 31, 2006 compared to the six months ended December 31, 2005.

Net cash used in operating activities totaled $23.4 million for the six months ended December 31, 2006 compared to net cash provided by operating activities of $1.5 million for the six months ended December 31, 2005. The cash used in operating activities during the six months ended December 31, 2006 resulted primarily from a $(7.6) million net loss from operations (after non-cash charges) for the six months ended December 31, 2006 compared to a net loss from operations of $4.2 million (after non-cash charges) for the six months ended December 31, 2005. This loss from operations was also attributable to an increase of $15.9 million in deferred revenue related to fractional aircraft sales (net of the aircraft costs related to fractional shares). This deferred revenue amount represents cash received for fractional shares sold on planes not yet delivered to Avantair.

Net cash provided by investing activities was $3.9 million for the six months ended December 31, 2006 compared to net cash used of $0.4 million used for the six months ended December 31, 2005. The cash provided by investing activities during the six months ended December 31, 2006 resulted from the sale and leaseback of one of the aircraft held for sale. The cash used in investing activities during the six months ended December 31, 2005 consisted mainly of capital expenditures related to leasehold improvements.

Net cash provided by financing activities was $19.7 million for the six months ended December 31, 2006 compared to net cash of $2.6 million used for the six months ended December 31, 2005. During the six months ended December 31, 2006, Avantair received an increase of $8.6 million in proceeds from the issuance of stock, an increase of $11.2 million in borrowings under long-term notes payable, an increase of $7.6 million in proceeds from borrowings under the line of credit, a decrease in principal payments made on long-term notes payable of $2.5 million and a decrease in the principal payments made on the line of credit of $3.8 million.

Financing Arrangements

Upon the closing of the acquisition of Ardent on February 22, 2007, Avantair gained access to Ardent’s capital resources. As of February 22, 2007, Ardent’s trust fund contained approximately $38.8 million, including interest. Following the closing, these amounts have been used as follows:

•	approximately $19.0 million of the funds deposited in the trust account will paid to CNM, Inc. to satisfy Avantair’s obligations under its Loan Agreement, dated October 2, 2006, and Revolving Credit Agreement, dated May 31, 2005, with CNM, Inc. which amount Ardent has agreed to pay on the condition that the acquisition is consummated;

•	Approximately $250,000 to the Ardent stockholders who elected to exercise their conversion rights and receive their pro rata portion of the funds deposited in the trust account; and

•	the remaining funds in the trust account after the distributions listed above will be released to Ardent and Avantair to be used to fund transaction expenses, for future aircraft deposits, potential acquisitions and for working capital purposes.

On October 2, 2006, Avantair entered into stock purchase agreements with various investors, whereby it sold 3,237,410 shares of its Class A common stock for an aggregate purchase price of $9.0 million. The proceeds of the equity financing were used for working capital purposes and to pay a $2.1 million balance due an Avantair supplier for certain aircraft. In connection with the stock purchase agreements, Avantair entered into a Loan Agreement, a Security Agreement and a Secured Promissory Note with CNM, Inc., a former stockholder of Avantair. Under these documents, CNM, Inc. loaned Avantair the sum of $7.6 million, the proceeds of which were used to reduce the balance due an Avantair supplier for certain aircraft. The loan was collateralized by all of Avantair’s assets. The loan accrued interest at a rate of 15.0% per year on any unpaid principal until paid in full, and the loan was paid in full on February 23, 2007.

In addition, pursuant to the Loan Agreement, Avantair paid CNM, Inc. approximately $19 million to reduce the balance on its outstanding debt facility with CNM, Inc. to $7.1 million. As present, $7.1 million is outstanding under the debt facility with CNM, Inc. The debt facility with CNM, Inc., bears interest at a rate of 3.75% above LIBOR. No funds remain available to Avantair under this debt facility. Under the terms of its credit arrangements with CNM, Inc., Avantair is subject to certain restrictions and covenants including that Avantair may not make any distributions to its shareholders and that Avantair must apply all proceeds from the sale of any assets to reduce its debt obligations with CNM, Inc.

As of December 31, 2006, Avantair owes Wells Fargo Equipment Finance, Inc. an aggregate of $7.6 million pursuant to various notes payable. Avantair used the proceeds received pursuant to these notes to purchase four aircraft. The notes are payable in monthly installments ranging from $4,550 to $38,480 with interest rates ranging from 5.75% to 6.12% per year. The notes are collateralized by the aircraft. Avantair also has financed an aircraft maintenance program contract with Jet Support Services, Inc. in the amount of $3.5 million. The promissory note provides for seven monthly installments of $145,867, six monthly installments $52,532 and 47 monthly installments of $45,867, respectively, and interest is payable pursuant to the note at a rate of 7% per year.

Avantair has entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC. Under the sale and lease-back agreement, Avantair sold 100% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement were used to pay down the debt facility with CNM, Inc.

As described above, Avantair has various contractual obligations that affect its liquidity. The following table represents Avantair’s debt facility with CNM, Inc., long-term debt obligations and contractual obligations, each as of December 31, 2006:

Obligations (In U.S. currency)(1)	CNM Debt Facility(2)	Long-Term Debt Obligations	Operating Leases (3)	Aircraft Purchase Commitments (4)
2007	$26,118,144	$5,102,000	$4,196,891	$72,125,000
2008	—	4,201,000	4,358,135	72,140,000
2009	—	861,000	4,380,760	88,276,250
2010	—	915,000	4,543,811	88,441,250
2011	—	977,000	3,355,022	21,217,500
After 2011	—	1,868,000	18,183,155	—

Total minimum payment	$26,118,144	$13,924,000	$39,017,774	$342,200,000

(1)	Amounts shown in table are not necessarily representative of, and may vary substantially from, amounts that will actually be paid in future years as Avantair may incur additional or different obligations subsequent to the date of this proxy statement.

(2)	Assumes maximum utilization of Avantair’s debt facility with CNM, Inc., in effect on December 31, 2006.
(3)	Includes hangar, office and auto leases.
(4)	Includes purchase commitments for 53 Piaggio aircraft and 20 Embraer aircraft.

Quantitative and Qualitative Disclosures about Market Risk

Avantair is exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. Avantair does not enter into derivatives or other financial instruments for trading or speculative purposes. Avantair has also not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates, although Avantair may enter into such transactions in the future.

Interest Rate Risk

Avantair is subject to market risk from exposure to changes in interest rates associated with its debt facility with CNM, Inc., a current liability, pursuant to which Avantair is obligated to pay 3.75% above LIBOR. At December 31, 2006 and June 30, 2005, the liability of Avantair with exposure to interest rate risk was approximately $26.1 million and $22.3 million, respectively. As of December 31, 2006 and June 30, 2006, all of Avantair’s long-term indebtedness is at a fixed rate of interest.

Off-Balance Sheet Arrangements

Avantair has no off-balance sheet obligations nor guarantees and has not historically used special purpose entities for any transactions.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Based upon an evaluation of the effectiveness of disclosure controls and procedures, Avantair’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) have concluded that as of the end of the period covered by this Quarterly Report on Form 10-Q our disclosure controls and procedures as defined under Exchange Act Rule 13a-15(e) and 15d-15(e) were effective to provide reasonable assurance that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission and is accumulated and communicated to management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure.

EXHIBITS

Exhibit Number	Exhibit
10.1	Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANTAIR, INC.

Date: March 21, 2007	By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer (Authorized Officer and Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	Long-Term Incentive Plan